Exhibit 5.1

[GOWLINGS]

June 13, 2011

Patheon Inc.

2100 Syntex Court

Mississauga, Ontario

L5N 7K9

Ladies and Gentlemen:

Re:	Patheon Inc. – Registration Statement on Form S-8

We are Canadian counsel to Patheon Inc. (the “Corporation”). We are writing in reference to the preparation and filing with the United States Securities and Exchange Commission of a registration statement (the “Registration Statement”) on Form S-8 under the United States Securities Act of 1933, as amended (the “Act”). We understand that the purpose of the Registration Statement is to register a total of 15,500,151 restricted voting shares of the Corporation (the “Shares”), which are issuable pursuant to the exercise of stock options which have been or may be granted under the Corporation’s 2011 Amended and Restated Incentive Stock Option Plan dated March 10, 2011 (the “Plan”).

For the purpose of giving this opinion we have:

(a)	examined a certificate of an officer of the Corporation dated June 13, 2011 (the “Certificate”), certifying and attaching thereto, a copy of: (i) the Articles of Amalgamation of the Corporation and Certificate of Amalgamation dated November 1, 2003, (ii) the Articles of Amendment of the Corporation and a Certificate of Amendment dated April 26, 2007, (iii) By-Law No. 1 (2008) of the Corporation passed by the directors of the Corporation on February 22, 2008 and confirmed by the shareholders of the Corporation on March 27, 2008, (iv) certain resolutions of the directors of the Corporation ratifying and confirming the approval of the Plan and the reservation of the Shares under the Plan, and (v) the Plan;

(b)	also examined originals or photostatic or certified copies of such other corporate records, contracts and instruments of the Corporation or other corporations, certificates, permits, licenses or orders of public officials, commissions, boards and governmental bodies and authorities, certificates of officers or representatives of the Corporation or other corporations and such other records, contracts and instruments, all as we believe necessary and relevant as the basis of the opinion set forth herein; and

[GOWLING LAFLEUR HENDERSON LLP]

[GOWLINGS]

(c)	considered such questions of law and examined such statutes, regulations and orders, certificates and other documents and have made such other examinations, searches and investigations as we have considered necessary for the purpose of rendering this opinion.

In reviewing such documents, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals or certified copies and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles and the authenticity of all originals of such documents.

As to various questions of fact relevant to the opinions expressed herein, without independent investigation, we have relied upon, and assume the accuracy of, representations and warranties contained in documents and certificates (including the Certificate) and oral or written statements and other information of or from representatives of the Corporation and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein.

We also have also assumed that:

(a)	at the time the Corporation issues the Shares, the Corporation will not have been dissolved; and

(b)	any future changes to the terms and conditions of the Plan will be duly authorized by the Corporation and, if applicable, approved by the Corporation’s shareholders and accepted by the Toronto Stock Exchange and any other applicable regulatory authorities, and will comply with all applicable laws.

The opinions expressed in this letter are subject to the following exceptions and qualifications:

(a)	we do not express any opinion with respect to the laws of any jurisdiction other than the Province of Ontario and the federal laws of Canada specifically applicable therein; and

(b)	our opinions are based on legislation and regulations in effect on the date hereof.

Based upon the foregoing and subject to the limitations, exceptions, qualifications and assumptions set forth herein, we are of the opinion that the Shares reserved by the Corporation for issuance pursuant to stock options granted or to be granted under the Plan will, upon:

(a)	the due and valid exercise by the holder of each such stock option;

(b)	the receipt by the Corporation of payment in full for each such Share to be issued; and

(c)	the issuance of such Shares in accordance with the terms governing such stock option and the Plan,

[GOWLINGS]

be validly issued as fully paid and non-assessable restricted voting shares of the Company.

Consent is hereby given to the use of our name in the Registration Statement, and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is delivered exclusively for use in connection with the Registration Statement and is not to be used or relied upon for any other reason without our prior written consent. This opinion is given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact which may come to our attention after the date hereof and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Corporation, the Plan or the Shares.

Sincerely,

GOWLING LAFLEUR HENDERSON LLP

/s/ Gowling Lafleur Henderson LLP